Exhibit 11.1

Dated Apr 20, 2004

Code of Conduct

Articles 1 (Objective and Implementation)

Beyond the gaps among oceans, time zones and cultures, Trend Micro Incorporated (the “Company”) places core corporate functions in different countries and operates transnationally.

Laws and customs vary from country to country in which the Company operates and standards of ethics may vary in these different business environments. The Company is also listed on both Nasdaq Stock Market (the “Nasdaq”) and Tokyo Stock Exchange (the “TSE”), each of which may impose more specific requirements for, among other things, ethical handling of conflicts of interest, full and fair disclosure and compliance with laws, rules and regulations.

The objective of this code of conduct (the “Code of Conduct”) is to ensure the Company’s standards of business conduct have been communicated to all directors, officers and employees of the Company.

The Board of Directors of the Company has adopted this Code of Conduct for applications to all Company directors, officers and employees to:

•	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC” ) in accordance with the United States federal securities laws and the relevant agency of the Japanese government (the “JGA”) in accordance with the Japanese securities laws and in other public communications made by the Company;

•	promote compliance with applicable laws and governmental laws, rules and regulations; and

•	promote the prompt internal reporting of violations of this Code of Conduct to an appropriate person or persons identified herein and provide an enforcement mechanism.

Each director, officer and employee owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity. He or she must:

•	Act with integrity, including being honest and candid while still maintaining the confidentiality of information where required or consistent with the Company’s policies.

•	Observe both the form and spirit of laws (including, without limitation, the Japanese and U.S. securities laws) and governmental rules and regulations, accounting standards and Company policies.

•	Adhere to a high standard of business ethics.

Article 2 (Conflicts of Interest and Corporate Opportunities)

All directors, officers and employees shall refrain from conduct that conflicts with the interests of the Company and subordinate their personal interests to those of the Company. A “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with the interests of the Company. A conflict of interest can arise when he or she takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. For example, a conflict of interest would arise if he or she, or a member or his or her family, receives improper personal benefits as a result of his or her position in the Company. Some clear conflict of interest situations that should always be approved by the Board of Directors, if material, include the following:

•	any significant ownership interest in any supplier or customer;

•	any consulting or employment relationship with any customer, supplier or competitor;

•	any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities with the Company;

•	the receipt of non-nominal gifts or excessive entertainment from any company with which the Company has current or prospective business dealings;

•	being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member; and

•	selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.

Anything that would present a conflict for him or her would likely also present a conflict if it is related to a member of his or her family.

Article 3 (Company Disclosures)

3.1.	Each director, officer and employee involved in the Company’s disclosure process is required to be familiar with and comply with the Company’s disclosure controls and procedures and internal control over financial reporting to the extent relevant to his or her area of responsibility, so that the Company’s public reports and documents filed with the SEC and/or the JGA comply in all material respects with the applicable United States federal securities laws and/or Japanese securities laws, as the case may be. In addition, he or she having direct or supervisory authority regarding these filings or the Company’s other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

3.2.	Each director, officer and employee must, to the extent relevant to his or her area of responsibility:

•	Familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

•	Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators and self-regulatory organizations.

•	Properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).

Article 4 (Confidentiality)

All directors, officers and employees shall maintain the confidentiality of undisclosed material information concerning to the Company, affiliated companies, customers, joint venture partners and other such parties that, if disclosed, would harm the Company or such other entities.

Article 5 (Prohibition of Unfair Transactions)

5.1.	The Company does not seek competitive advantage through unlawful or unethical business practices.

5.2.	All directors, officers and employees shall endeavor to deal fairly with customers, competitors and other parties with whom they deal during the course of business, and shall refrain from engaging in unfair transactions or acts, such as price or market manipulation, improperly concealing facts, taking improper advantage of information that they become aware of based on their position, miscommunication of material information and other similar such acts.

Article 6 (Protection and Proper Use of the Company’s Assets)

All directors, officers and employees should protect the Company’s assets and ensure their efficient use. All Company’s assets should be used only for legitimate business purposes and shall not be used in violation of the U.S. Foreign Corrupt Practices Act or other applicable laws or regulations.

Article 7 (Compliance with Laws)

7.1.	All directors, officers and employees must observe all laws and regulations applicable to the Company’s business, including the United States and Japanese securities laws.

7.2.	All directors, officers and employees must exercise sufficient care with respect to investments in securities so that they do not violate insider-trading laws and so that they comply with applicable securities laws and regulations and Company rules.

7.3.	Internal Control Manager and/or Global HR and/or Legal department have the responsibility for updating this Code of Conduct to maintain compliance with applicable laws and rules.

Article 8 (Responsibility to Report Noncompliance)

8.1.	All directors, officers and employees accept personal responsibility for obeying this Code of Conduct, and any director, officer or employee with information, knowledge or suspicion of any actual or contemplated transaction which is or appears to be in violation of the Code of Conduct should promptly report such actual or contemplated transaction either to his or her direct supervisor or other appropriate manager or directly to the Regional HR and/or Legal department.

8.2.	In case of need, the Regional HR and/or Legal department would pass the report to Global HR and/or Legal department and/or Corporate Auditor and/or Internal Control Manager. In such a case each of them will have the responsibility for conducting a complete and thorough investigation of reported violations of this Code of Conduct.

8.3.	Directors, officers and employees who violate the law or this Code of Conduct are subject to disciplinary action, up to and including dismissal or, in the event of criminal or other serious violation of law, notification of the SEC or other appropriate law enforcement authorities. The Board of Directors shall take steps to remedy the violation and prevent future occurrences of similar violations.

8.4.	The Company and any directors, officers and employee who is the subject of any report under Article 8.1. are prohibited from taking any retaliatory action against the person or persons who submitted a report or who participated in the investigation of a report, for making such report or participating in the investigation.

Article 9 (Amendments and Waivers of this Code of Conduct)

9.1.	This Code of Conduct may be amended, and a waiver releasing a director, officer or employee from the obligation to comply with this Code of Conduct in any respect (a “Waiver”) may be granted, however, only by a resolution of the Board of Directors of the Company in case of a director or executive officer of the Company.

9.2.	Any changes to this Code of Conduct or any Waiver granted to a director or executive officer of the Company will, to the extent required, be promptly disclosed to shareholders and as provided by the relevant SEC and Nasdaq and/or TSE rules.

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